                 FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

     This FEE WAIVER AND EXPENSE  REIMBURSEMENT  AGREEMENT  (the "Fee Waiver and
Expense  Reimbursement   Agreement")  is  dated  as  of  May  17,  2007  between
OPPENHEIMERFUNDS,  INC. (the "Manager") and OPPENHEIMER SMA  INTERNATIONAL  BOND
FUND (the "Fund").

     WHEREAS, the Manager has entered into an investment advisory agreement (the
"Advisory  Agreement")  with the Fund,  whereby  the  Manager  provides  certain investment advisory and management services to the Fund;

     WHEREAS,  shares of the Fund may be purchased and held only by or on behalf of separately managed account clients who have retained OFI Private  Investments
Inc.  or  certain of its  affiliates  (collectively,  "OFI PI") to manage  their accounts  pursuant to an investment  management  agreement  with OFI PI and/or a managed account program sponsor;

     WHEREAS,  the Manager  desires to waive all of its fees payable by the Fund for services provided under the Advisory Agreement;

     WHEREAS,  the Manager desires to pay or reimburse all expenses of the Fund, other than extraordinary  expenses,  transfer agency fees to the extent paid for sub-transfer  agent  services  and fees paid to the Trustees of the Fund who are not "interested  persons" under the Investment Company Act of 1940 ("Independent
Trustees");

     WHEREAS,  the Manager  understands  and intends  that the Fund will rely on this Fee Waiver and Expense Reimbursement Agreement in preparing  post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of  calculating  net asset value and for other purposes, and expressly permits the Fund to do so; and

     WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower operating expenses than they would absent such waivers.

     NOW, THEREFORE, the Manager agrees to (i) waive its advisory fees under the
Advisory  Agreement  and (ii) pay on behalf of the Fund,  or reimburse  the Fund for,  all of its  costs and  expenses,  including  the  Fund's  costs  under the agreements  listed on Schedule A, other than  extraordinary  expenses,  transfer agency fees to the extent paid for sub-transfer  agent services and fees paid to the Independent Trustees.

     This  contractual fee waiver and expense  reimbursement  shall be effective for as long as shares of the Fund may be purchased and held only by or on behalf of separately  managed  account clients who have retained OFI PI to manage their accounts  pursuant to an investment  management  agreement  with OFI PI and/or a managed account program sponsor.

     This Fee  Waiver  and  Expense  Reimbursement  Agreement  may be amended or terminated  only  upon the  approval  of (i) the  Manager  and (ii) the Board of
Trustees of the Fund as required under Section 15 of the Investment  Company Act of 1940.

     IN WITNESS WHEREOF, the Manager and the Fund have agreed to this Fee Waiver and Expense Reimbursement Agreement as of the day and year first above written.

                                        OPPENHEIMERFUNDS, INC.

                                        By: /s/ Richard W. Knott
                                            ____________________
                                        Name:    Richard W. Knott
                                        Title:   Executive Vice President

                                        OPPENHEIMER SMA INTERNATIONAL BOND FUND

                                        By: /s/ Robert G. Zack
                                            __________________
                                            Name:    Robert G. Zack
                                            Title:   Secretary

                                 SCHEDULE A

                    FUND AGREEMENTS SUBJECT TO FEE WAIVER
                     AND EXPENSE REIMBURSEMENT AGREEMENT

     Investment  Advisory  Agreement dated June 1, 2007 between  Oppenheimer SMA
International Bond Fund and OppenheimerFunds, Inc.

     General  Distributor's  Agreement dated June 15, 2006, between  Oppenheimer
SMA International Bond Fund and OppenheimerFunds Distributor, Inc.

     Service  Contract by and between each of the Oppenheimer  funds included on
Schedule B of the Service Contract and  OppenheimerFunds,  Inc.,  acting through its operating division OppenheimerFunds Services, dated January 1, 2001.

     Global Custodial Services  Agreement dated August 16, 2003, as amended,  by and between each  investment  company  identified  on Appendix A attached to the
Agreement,  individually  and severally,  and not jointly and severally,  and JP
Morgan Chase.